Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Lazydays Holdings, Inc. on Form S-8 of our report dated March 21, 2018, with respect to our audits of the consolidated financial statements of Lazy Days’ R.V. Center, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for the years then ended appearing in the Form 10 filed on a Current Report on Form 8-K of Lazydays Holdings, Inc. filed on March 21, 2018.

/s/ Marcum llp

Marcum llp
Melville, NY
August 31, 2018